Exhibit 10.5

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

EXECUTIVE AGREEMENT

THIS AGREEMENT is made and entered into this 19th day of November, 1999, by and between St. Tammany Homestead Savings & Loan Association, a savings and loan association organized and existing under the laws of the State of Louisiana (hereinafter referred to as the, “Bank”), and William David Crumhorn, an Executive of the Bank (hereinafter referred to as the, “Executive”).

WHEREAS, the Executive is now in the employ of the Bank and has for many years faithfully served the Bank. It is the consensus of the Board of Directors (hereinafter referred to as the, “Board”) that the Executive’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Executive’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value, and the Executive’s continued services so essential to the Bank’s future growth and profits, that it would suffer severe financial loss should the Executive terminate their services;

ACCORDINGLY, the Board has adopted the St. Tammany Homestead Savings & Loan Association Executive Supplemental Retirement Plan (hereinafter referred to as the, “Executive Plan”) and it is the desire of the Bank and the Executive to enter into this agreement which the Bank will agree to make certain payments to the Executive upon the Executive’s retirement and to the Executive’s beneficiary(ies) in the event of the Executive’s death pursuant to the Executive Plan;

FURTHERMORE, it is the intent of the parties hereto that this Executive Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

NOW THEREFORE, in consideration of services the Executive has performed in the past and those to be performed in the future, and based upon the mutual promises and covenants herein contained, the Bank and the Executive agree as follows:

I.	DEFINITIONS

A.	Effective Date:

The Effective Date of the Plan shall be July 12, 1999.

B.	Plan Year:

Any reference to the “Plan Year” shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term the “Plan Year” shall mean the period from the Effective Date to December 31st of the year of the Effective Date.

C.	Retirement Date:

Retirement Date shall mean retirement from service with the Bank which becomes effective on the first day of the calendar month following the month in which the Executive reaches age sixty-five (65) or such later date as the Executive may actually retire.

D.	Termination of Service:

Termination of Service shall mean the Executive’s voluntary resignation of service by the Executive or the Bank’s discharge of the Executive without cause, prior to the Normal Retirement Age [Subparagraph I (J)].

E.	Pre-Retirement Account:

A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Executive. Prior to the Executive’s Termination of Service or the Executive’s retirement, whichever event shall first occur, such liability reserve account shall be increased or decreased each Plan Year, until the aforestated event occurs, by the Index Retirement Benefit [Subparagraph I (F)].

F.	Index Retirement Benefit:

The Index Retirement Benefit for each Executive in the Executive Plan for each Plan Year shall be equal to the excess (if any) of the Index [Subparagraph I (G)] for that Plan Year over the Cost of Funds Expense [Subparagraph I (H)] for that Plan Year.

G.	Index:

The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contract(s) described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contract(s) were purchased on the Effective Date of the Executive Plan.

Insurance Company:	Alexander Hamilton Life
Policy Form:	Flexible Premium Adjustable Life
Policy Name:	Executive Security Plan IV Insured’s Age and Sex:
45, Male
Riders:	None
Ratings:	According to the health of the proposed insured
Option:	Level Death Benefit
Face Amount:	$382,000
Premiums Paid:	$132,000
Number of Premium Payments:	One
Assumed Purchase Date:	July 12, 1999

Insurance Company:	Security Life of Denver
Policy Form:	Whole Life
Policy Name:	Corp IV
Insured’s Age and Sex:	46, Male
Riders:	None
Ratings:	According to the health of the proposed insured
Option:	Level Death Benefit
Face Amount:	$326,295
Premiums Paid:	$132,000
Number of Premium Payments:	One
Assumed Purchase Date: ·	July 12, 1999

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If such contracts of life insurance are actually purchased by the Bank, then the actual policies as of the dates they were actually purchased shall be used in calculations under this Executive Plan. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above-described policies were purchased or had not subsequently surrendered or lapsed, which illustration will be received from the respective insurance companies and will indicate the increase in policy values for purposes of calculating the amount of the Index.

In either case, references to the life insurance contracts are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Executives and their beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Executive Plan than that of an unsecured creditor of the Bank.

H.	Cost of Funds Expense:

The Cost of Funds Expense for any Plan Year shall be calculated by taking the sum of the amount of premiums for the life insurance policies described in the definition of “Index” plus the amount of any after-tax benefits paid to any Executive pursuant to the Executive Plan (Paragraph II hereinafter) plus the amount of all previous years after-tax Costs of Funds Expense, and multiplying that sum by the after-tax thirty {30) day mortgage repurchase rate.

I.	Mutual to Stock Conversion or a Change of Control:

Mutual to Stock Conversion shall mean the conversion of the Bank from a mutual savings and loan association to an entity which issues stock and is owned by its shareholders. Such Mutual to Stock Conversion shall be deemed to be a Change of Control for purposes of this Agreement. For the purposes of this Executive Plan, transfers on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change of Control.

J.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65).

II.	INDEX BENEFITS

A.	Retirement Benefits:

Subject to Subparagraph II (D) hereinafter, an Executive who remains in the employ of the Bank until the Normal Retirement Age [Subparagraph I (J)] shall be entitled to receive the balance in the Pre-Retirement Account in ten (10) equal annual installments commencing thirty (30) days following the Executive’s retirement. In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit [Subparagraph I (F)] for each Plan Year subsequent to the Executive’s retirement, and including the remaining portion of the Plan Year following said retirement, shall be paid to the Executive until the Executive’s death.

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B.	Termination of Service:

Subject to Subparagraph II (D), should an Executive suffer a Termination of Service the Executive shall be entitled to receive the balance in the Pre-Retirement Account payable to the Executive in ten (10) equal annual installments commencing thirty (30) days following the Executive’s Normal Retirement Age [Subparagraph I (J)). In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive attains Normal Retirement Age, and including the remaining portion of the Plan Year in which the Executive attains Normal Retirement Age, shall be paid to the Executive until the Executive’s death.

C.	Death:

Should the Executive die prior to having received the balance of the Pre-Retirement Account the Executive may be entitled to under the terms of this Executive Plan, the entire unpaid balance of the Executive’s Pre- Retirement Account shall be paid in a lump sum to the individual or individuals the Executive may have designated in writing and filed with the Bank. In the absence of any effective designation of beneficiary(ies), the unpaid balance shall be paid as set forth herein to the duly qualified executor or administrator of the Executive’s estate. Said payment due hereunder shall be made the first day of the second month following the decease of the Executive. Provided, however, that anything hereinabove to the contrary notwithstanding, no death benefit shall be payable hereunder if the Executive dies on or before the 12th day of July, 2001.

D.	Discharge for Cause and Termination of Service:

Should the Executive suffer a Termination of Service prior to serving five (5) full years with the Bank from the Effective Date of this Agreement, or be Discharged for Cause at any time, all benefits under this Executive Plan shall be forfeited. The term for “cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge for “cause”, such dispute shall be resolved by arbitration as set forth in this Executive Plan.

E.	Death Benefit:

Except as set forth above, there is no death benefit provided under this Agreement.

III.	RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executive, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the

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extent, nature and method of such funding. Should the Bank elect to fund this Executive Plan, in whole or in part, through the purchase of life absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist· the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

IV.	MUTUAL TOSTOCK CONVERSION OR CHANGE OF CONTROL

Upon a Mutual to Stock Conversion or a Change of Control (as defined in Subparagraph I (I) herein), if the Executive’s employment is subsequently terminated, except for cause, then the Executive shall receive the benefits promised in this Agreement upon attaining Normal Retirement Age; as if he had been continuously employed by the Bank until said Normal Retirement Age. The Executive will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger, consolidation or conversion of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

V.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan sl1all have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge Executive Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.	Gender:

Whenever in this Executive Plan words are used in the masculine or neuter gender, they

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shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Executive Plan shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Executive Plan are inserted for reference and convenience only and shall not be deemed a part of this Executive Plan.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of Louisiana.

H.	12 U.S.C. § 1828(k):

Any payments made to the Executive pursuant to this Executive Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.	Partial Invalidity:

If any term, provision, covenant, or condition of this Executive Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Executive Plan shall remain in full force and effect notwithstanding such partial invalidity.

J.	Employment:

No provision of this Executive Plan shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Employer to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive’s rights to voluntarily sever the Executive’s employment at any time.

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VI.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Executive Plan shall be St. Tammany Homestead Savings & Loan Association until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Executive Plan and benefits are not paid to the Executive (or to the Executive’s beneficiary(ies) in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a Written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim its specific reasons for such denial, reference to the provisions of this Executive Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Executive Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive for “cause”, such dispute shall likewise be submitted to arbitration as above- described and the parties hereto agree to be bound by the decision thereunder.

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VII.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control [Subparagraph I (1)], this paragraph shall become null and void effective immediately upon said Change of Control.

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IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 19th day of November, 1999, and that, upon execution, each has received a conforming copy.

ST. TAMMANY HOMESTEAD SAVINGS & LOAN ASSOCIATION
Covington, Louisiana

/s/ Christina Easen-Finnen	By:	/s/ William G. Silversten, Treasurer
Witness		Title:

/s/ Dana Whitaker	/s/ W. David Crumhorn
Witness	William David Crumhorn

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AMENDMENT

TO THE EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

EXECUTIVE AGREEMENT

DATED JULY 12, 1999

This Amendment, made and entered into this 21st day of July, 2004, by and between St. Tammany Homestead Savings & Loan Association, a savings and loan association organized and existing under the laws of the State of Louisiana, hereinafter referred to as the “Bank,” and William D. Crumhorn, an Executive of the Bank, hereinafter referred to as the “Executive,” shall effectively amend the Executive Supplemental Retirement Plan Executive Agreement dated July 12, 1999, as specifically set forth herein. Said Agreement shall be amended as follows:

1)           Subparagraph II (B), Termination of Service, shall be deleted in its entirety and replaced with the following:

B.          Termination of Service:

Subject to Subparagraph II (D), should an Executive suffer a Termination of Service the Executive shall be entitled to receive a vested percentage of the Pre-Retirement Account and in conjunction therewith a vested percentage of the index benefit in accordance with the following schedule payable to the Executive in ten (10) equal annual installments commencing thirty (30) days following the Executive’s Normal Retirement Age [Subparagraph I (J)].

Year	Vested Percentage

2004	28%
2005	33%
2006	38%
2007	44%
2008	49%
2009	54%
2010	59%
2011	64%
2012	69%
2013	75%
2014	95%
2015	100%

This Amendment shall be effective the 1st day of January, 2004. To the extent that any term, provision, or paragraph of said agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said July 12, 1999, Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

ST. TAMMANY HOMESTEAD SAVINGS & LOAN ASSOCIATION
Covington, Louisiana

/s/ Dana Whitaker	By:	/s/ Alvin L. Ross, III, SVP
Witness		Title:

/s/ Mary B. Brand	/s/ W. David Crumhorn
Witness	William David Crumhorn

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409A Amendment to the

St. Tammany Homestead Savings & Loan Association

Executive Supplemental Retirement Plan Executive Agreement for

William David Crumhorn

St. Tammany Homestead Savings & Loan Association (“Bank”) and William David Crumhom (“Executive”) originally entered into the St. Tammany Homestead Savings & Loan Association Executive Supplemental Retirement Plan Executive Agreement (“Agreement”) on November 19; 1999. Pursuant to Subparagraph V (C) of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective January 1, 2005.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:

1.	Subparagraph I (I), “Mutual to Stock Conversion or Change of Control”, shall be deleted in its entirety, renamed “Change in Control” and replaced with the following Subparagraph I (I):

Change in Control: “Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation § i.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

2.	The following provision regarding “Separation from Service” distributions shall be added as a new subparagraph (K) under Section I, as follows:

Separation from Service: Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Executive’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-l(h).

3.	Subparagraph II (A), “Retirement Benefits”, shall be modified to insert the word “annually’’ into the second sentence after the word “paid”.

4.	A new Subparagraph II (F) shall be added as follows:

Restriction on Timing of Distribution: Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six

(6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

5.	A new Subparagraph II (G) shall be added as follows:

Certain Accelerated Payments: The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

6.	Section IV, Mutual to Stock Conversion or Change of Control”, shall be renamed “Change in Control”. Section IV shall be modified to delete the first sentence and replace it with the following sentence:

Upon a Change in Control (as defined in Subparagraph I [I] herein), the Executive shall receive the benefits promised in Subparagraph II (A) of this Agreement in the same form and with the same timing, except that the payments shall commence upon the Executive attaining Normal Retirement Age.

7.	A new Subparagraph V (K) shall be added as follows:

Subsequent Changes to Time and Form of Payment: The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and
(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

For the Bank	William David Crumhorn

Date	Date

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SECOND AMENDMENT

TO THE EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

EXECUTIVE AGREEMENT EFFECTIVE JULY 12, 1999

THIS AMENDMENT, made and entered into this 2nd day of February, 2007, by and between St. Tammany Homestead Savings & Loan Association, a savings and loan association organized and existing under the laws of the State of Louisiana, hereinafter referred to as the ‘‘Bank”, and William D. Crumhorn, a Key Employee and Executive of the Bank, hereinafter referred to as the “Executive”, shall effectively amend the Executive Supplemental Retirement Plan Executive Agreement effective July 12, 1999 as follows:

1.            Subparagraph I (G) titled, “Index”, of the Executive Supplemental Retirement Plan Executive Agreement shall be amended to delete the Security Life of Denver Insurance Policy and replace the same as follows:

I.	DEFINITIONS

H.	Index:

Insurance Company:	Security Life of Denver
Policy Form:	Flexible Premium Adjustable Life
Policy Name:	Executive UL
Insured’s Age and Sex:	52, Male
Riders:	None
Ratings:	None
Option:	Level
Face Amount:	$382,389
Premiums Paid:	$161,721.39
Number of Premium Payments:	One
Assumed Purchase Date:	July 12, 2005

This Amendment shall have the effect of using the Index from the previous Security Life of Denver and Alexander Hamilton Life Insurance Company policies until July 12, 2005. The Index on and subsequent to July 12, 2005 shall be based upon the Security Life of Denver Insurance Company Policy set forth hereinabove as well as the Alexander Hamilton Life Insurance Company Policy as set forth in the original July 12, 1999 Agreement.

This Amendment shall be effective the 12th day of July 2005. To the extent that any paragraph, term, or provision of said agreement is not specifically amended herein, or in any other amendment thereto, said paragraph, term, or provision shall remain in full force and effect as set forth in said Agreements.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

ST. TAMMANY HOMESTEAD SAVINGS & LOAN ASSOCIATION
Covington, Louisiana

/s/ Alvin L. Ross, III	By:	/s/ Dana Whitaker, AVP
Witness		Title:

/s/ Erin Hughes	/s/ W. David Crumhorn
Witness	William David Crumhorn

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